SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                    ----------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT



                    Pursuant to Section 13 or 15 (d) of the
                        Securities Exchange Act of 1934

                        Date of Report - April 22, 2004
                       (Date of earliest event reported)

                          METROLOGIC INSTRUMENTS, INC.
             (Exact name of Registrant as specified in its charter)



               New Jersey                0-24172             22-1866172
        (State of incorporation) (Commission file number) (IRS employer identification number)

                  90 Coles Road, Blackwood, New Jersey, 08012
               (Address of principal executive offices, zip code)

                            Area Code (856) 228-8100
                               (Telephone number)


Item 12.  Results of Operation and Financial Condition


     Metrologic Instruments, Inc. (the "Company") is furnishing herewith as
Exhibit 99.1 its Press Release dated April 22, 2004 announcing the Company's earnings for the first quarter ended March 31, 2004.



Item 7.   Financial Statements and Exhibits.

          (c)      Exhibits

          99.1     Metrologic Instruments, Inc. press release dated
                   April 22, 2004 announcing the Company's earnings for the first quarter ended March 31, 2004.






                                   SIGNATURES

                  Pursuant to requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  April 22, 2004                       Metrologic Instruments, Inc.


                                             By:      /s/ Kevin J. Bratton
                                                      Kevin J. Bratton
                                                      Chief Financial Officer

                          METROLOGIC INSTRUMENTS, INC.
                           CURRENT REPORT ON FORM 8-K

                                 EXHIBIT INDEX

Exhibit
No.                                                                     Page


99.1           Metrologic Instruments, Inc. press release dated           3
               April 22, 2004 announcing the Company's earnings for the first quarter ended March 31, 2004.

EXHIBIT 99.1


Corporate Headquarters
Metrologic Instruments, Inc.
90 Coles Road
Blackwood, NJ 08012-4638                          [COMPANY LOGO]
Tel   856.228.8100
Fax   856.228.6673 (sales)
Fax   856.228-0653 (finance/legal)
www.metrologic.com

          Metrologic Announces Financial Results for the First Quarter;

           Sales and Net Income Exceed High End of Guidance Estimates


Blackwood, New Jersey - April 22, 2004 -- Metrologic Instruments, Inc. (NASDAQ-NMS:MTLG), experts in optical image capture and processing solutions that design, manufacture and market sophisticated imaging and scanning solutions for a variety of applications today announced financial results for the first quarter ended March 31, 2004.

Sales increased 24.6% to approximately $39.7 million for the first quarter of 2004 compared with $31.9 million for the same period last year. Net income was approximately $5.1 million, or $0.22 diluted earnings per share, compared with net income of $1.9 million, or $0.11 diluted earnings per share, for the same period last year, excluding the one-time gain of $2.2 million resulting from a discount earned on the early repayment of certain subordinated debt and the write-off of certain costs associated with the Company's former credit agreements. Including these items net income for the first quarter of 2003 was $3.8 million, or $0.22 diluted earnings per share.

The sales for the first quarter of 2004 exceeded the top end of the Company's previously announced guidance range of $38.5 to $39.5 million. Net income for the first quarter 2004 has also exceeded the high end of the Company's previously announced guidance range of $3.9 million to $4.2 million or $0.17 to $0.18 diluted earnings per share.

Net income for the three months ended March 31, 2004 benefited by approximately $0.05 diluted earnings per share due to the decrease in the U.S. dollar relative to other foreign currencies, primarily the euro, as compared with the first quarter of 2003.

Commenting on the first quarter results, Metrologic's Chairman and Chief Executive Officer, C. Harry Knowles, stated, "I am gratified with our significant improvements in both sales and net income over 2003. We have continued to improve on our prior successes in both these areas. The continued solidification of our management organization into an effective performance team has been the catalyst for operational and financial success. We are focused on continuing growth in market share, innovation in new products, and our efforts to reduce costs and increase margins."

2004 Guidance Increased:
The Company expects second quarter sales of approximately $39.0 million to $40.0 million. Net Income for the second quarter is expected to be approximately $3.9 million to $4.4 million or $0.17 to $0.19 diluted earnings per share assuming that the average value of the euro is $1.15 US dollars to the euro.

For the full year of 2004, Metrologic expects sales to be approximately $163 million to $168 million, and net income to be in the range of $18.1 million to $19.5 million, or $0.78 to $0.84 diluted earnings per share. The earnings estimate for 2004 assumes that the average value of the euro is approximately $1.13 U.S. dollars to the euro. The 2004 net income estimate is an increase from the Company's previous estimate of $17.4 million to $18.5 million, or $0.75 to $0.80 diluted earnings per share. The increase in projected net income is based on an increase in projected sales of existing and new products as well as additional manufacturing and engineering cost reductions that are now in process.

About Metrologic
Metrologic designs, manufactures and markets bar code scanning and high-speed automated data capture systems solutions using laser, holographic and vision-based technologies. Metrologic offers expertise in 1D and 2D bar code reading, portable data collection, optical character recognition, image lift, and parcel dimensioning and singulation detection for customers in retail, commercial, manufacturing, transportation and logistics, and postal and parcel delivery industries. In addition to its extensive line of bar code scanning and vision system equipment, the company also provides laser beam delivery and control systems to semi-conductor and fiber optic manufacturers, as well as a variety of highly sophisticated optical systems. Metrologic products are sold in more than 110 countries worldwide through Metrologic's sales, service and distribution offices located in North and South America, Europe and Asia.

Forward-Looking Statement
Forward-looking statements contained in this release are highly dependent upon a variety of important factors which would cause actual results to differ materially from those reflected in such forward looking statements. Specifically, the factors that could cause actual results to differ from expectations include: The timing, introduction and market acceptance of Metrologic's new products including, but not limited to the Stratos; foreign currency fluctuations with the US dollar; pricing pressures; competitive factors; sales cycles of Metrologic's products; Metrologic's ability to control manufacturing and operating costs which affect future profitability; technological changes in the scanner industry, specifically vision-based technologies; availability of patent protection for Metrologic's camera, vision-based technologies, and other products; the resolution of litigation; general economic conditions; and the potential impact of terrorism and international hostilities.. When used in this release and documents referenced, the words "believes", "expects", "may", "should", "seeks", or "anticipates", and similar expressions as they relate to Metrologic or its management are intended to identify such forward-looking statements. For additional factors, please see Metrologic's reports filed with the Securities and Exchange Commission.

Metrologic's Contact for Investor Relations:
Dale Fischer - Vice President
Phone: (856) 228-8100
Email: d.fischer@metrologic.com

                          Metrologic Instruments, Inc.
                 Condensed Consolidated Statements of Operations
                  (amounts in thousands, except per share data)

                                              Three Months Ended
                                                   March 31,
                                             2004             2003
                                             ----             ----
                                                  (Unaudited)
 Sales                                    $ 39,700         $ 31,871
 Cost of sales                              20,049           19,105
                                          --------         --------
 Gross profit                               19,651           12,766
 Selling, general and administrative
    expenses                                 9,374            7,407
 Research and development expenses           1,723            1,761
                                          --------         --------
 Operating income                            8,554            3,598
 Net interest income (expense)                  11             (459)
 Other expense                                (326)            (555)
 Gain on extinguishment of debt                  -            2,200
                                         ---------         --------
 Income before income tax expense            8,239            4,784
 Income tax expense                          3,131              982
                                         ---------         --------
 Net income                              $   5,108         $  3,802
                                         =========         ========
 Earnings per share:
    Basic                                $    0.24         $   0.23
    Diluted                              $    0.22         $   0.22
 Weighted average number of common
       shares outstanding
    Basic                                   21,151           16,418
    Diluted                                 22,967           17,063


                          Metrologic Instruments, Inc.
                      Condensed Consolidated Balance Sheets
                           (all amounts in thousands)

                                          March 31,    December 31,
                                            2004          2003
                                            ----          ----
                                        (Unaudited)

 Cash and cash equivalents               $ 50,767      $ 48,817
 Accounts receivable, net                  27,362        27,369
 Inventories, net                          19,134        16,972
 Other current assets                       5,252         5,450
 Property, plant and equipment, net        16,819        16,940
 Goodwill and other intangibles, net       28,841        24,148
 Other assets                                 120           204
                                         --------      --------
 Total assets                            $148,295      $139,900
                                         ========      ========

 Accounts payable and accrued expenses   $ 21,852      $ 19,000
 Debt                                       4,194         5,527
 Other liabilities                          7,801         7,765
 Total shareholders' equity               114,448       107,608
                                         --------      --------
 Total liabilities and shareholders'
   equity                                $148,295      $139,900
                                         ========      ========


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                             Supplemental Sales Data

                               Three Months Ended
                                    March 31,

                                               %           %
                   2004         2003         Total      Growth
                 -------      -------       ------      ------
By Geography
North America:
   POS/OEM       $ 8,937     $ 9,161         22.5%       (2.4%)
   AOA             8,325       5,058         21.0%       64.6%
EMEA              16,929      13,757         42.6%       23.1%
Asia/ROW           3,471       1,524          8.8%      127.8%
South America      2,038       2,371          5.1%      (14.0%)
                 -------     -------        ------
                 $39,700     $31,871        100.0%       24.6%
By Business
   Segment
POS/OEM          $31,105     $26,666         78.4%       16.6%
Industrial
  Scanning         5,209       3,084         13.1%       68.9%
Advanced
  Optical
  Systems          3,386       2,121          8.5%       59.6%
                 -------     -------        ------
                 $39,700     $31,871        100.0%       24.6%

POS/OEM:
New Products
Introduced
  in 2003        $ 1,069     $   10           3.4%        NA
Introduced
  2000-2002       19,756     16,657          63.5%       18.6%
Introduced
  prior to
  2000            10,280      9,999          33.1%        2.8%
                 -------    -------         ------
                 $31,105    $26,666         100.0%       16.6%